Exhibit 10.2

FORM OF

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT dated as of                     , 2007 (this “Agreement”), by and between ACUITY BRANDS, INC., a Delaware corporation (“Parent”), and ZEP INC., a Delaware corporation (“SpinCo”).

WITNESSETH:

WHEREAS, Parent and SpinCo are parties to an Agreement and Plan of Distribution of even date herewith(the “Distribution Agreement”);

WHEREAS, in connection with the transactions contemplated by the Distribution Agreement, Parent and SpinCo wish to enter into this Agreement for purposes of continuity and transition; and

WHEREAS, SpinCo desires to cause Parent to provide the Services set forth on Schedule A to SpinCo, and Parent is willing to provide such Services, and Parent desires to cause SpinCo to provide the Services set forth on Schedule B to Parent, and SpinCo is willing to provide such Services, all on the terms and conditions set forth below.

NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants contained herein, agree as follows:

SECTION 1. SPECIFIC DEFINITIONS.

In addition to the terms defined elsewhere in this Agreement, as used in this Agreement, the following terms have the respective meanings set forth below:

“Applicable Rate” shall mean the rate of interest per annum announced from time to time by JPMorgan Chase Bank, N.A., as its prime lending rate.

“Auditing Standard No. 2” shall mean Auditing Standard No. 2, as adopted by the Public Company Accounting Oversight Board, and any successor thereto, including Auditing Standard No. 5.

“Force Majeure Events” shall have the meaning assigned to such term in Section 7.4.

“Loss” shall mean all losses, liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto.

“Parent Services” shall mean those transitional services to be provided by Parent to SpinCo set forth on Schedule A hereto to assist SpinCo in operating SpinCo’s business.

“Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Services” shall mean, collectively, the Parent Services and the SpinCo Services.

“SOX §404” shall have the meaning assigned to such term in Section 8.

“SpinCo Services” shall mean those transitional services to be provided by SpinCo to Parent set forth on Schedule B hereto to assist Parent in operating Parent’s business.

“Standard of Care” shall have the meaning assigned to such term in Section 2.2(a).

“Termination Month” shall have the meaning set forth in Section 4.5.

SECTION 2. SERVICES.

2.1 Services.

(a) Parent shall provide to SpinCo each Parent Service for the term set forth opposite the description of such Parent Service in Schedule A. Additional services may be provided to SpinCo by Parent if such arrangement is agreed to in writing and executed by Parent and SpinCo.

(b) SpinCo shall provide to Parent each SpinCo Service for the term set forth opposite the description of such SpinCo Service in Schedule B. Additional services may be provided by SpinCo to Parent if such arrangement is agreed to in writing and executed by Parent and SpinCo.

2.2 Standard of Service.

(a) In performing the Services, Parent and SpinCo shall provide substantially the same level of service and use substantially the same degree of care as their respective personnel provided and used in providing such Services prior to the date hereof, subject in each case to any provisions set forth on Schedule A or Schedule B with respect to each such Service (as applicable, the “Standard of Care”).

(b) Notwithstanding the foregoing, each party shall comply with the provisions of all applicable federal, state, and local laws, ordinances, regulations, and codes (including procurement of required permits or certificates) in fulfillment of their obligations under this Agreement.

SECTION 3. LICENSES AND PERMITS.

Each party warrants and covenants that all duties and obligations (including with respect to Parent, all Parent Services and with respect to SpinCo, all SpinCo Services) to be performed hereunder shall be performed in compliance with all material applicable federal, state, provincial and local laws, rules and regulations. Each party shall obtain and maintain all material permits, approvals and licenses necessary or appropriate to perform its duties and obligations (including with respect to Parent, the Parent Services and with respect to SpinCo, the SpinCo Services) hereunder and shall at all times comply with the terms and conditions of such permits, approvals and licenses.

SECTION 4. PAYMENT.

4.1 Service Fees.

(a) In consideration for the provision of each of the Parent Services, SpinCo shall pay to Parent the fee set forth for such Parent Service on Schedule A.

(b) In consideration for the provision of each of the SpinCo Services, Parent shall pay to SpinCo the fee set forth for such SpinCo Service on Schedule B.

4.2 Costs and Expenses.

(a) In addition to the fees payable in accordance with Section 4.1(a), SpinCo shall reimburse Parent for all reasonable and necessary out-of-pocket costs and expenses (including postage and other delivery costs, telephone, telecopy and similar expenses) incurred by Parent with respect to third parties in connection with the provision of Parent Services to SpinCo pursuant to the terms of this Agreement or paid by Parent on behalf of SpinCo.

(b) In addition to the fees payable in accordance with Section 4.1(b), Parent shall reimburse SpinCo for all reasonable and necessary out-of-pocket costs and expenses (including amounts for premiums, claims, fees, postage and other delivery costs, telephone, telecopy and similar expenses) incurred by SpinCo with respect to third parties in connection with the provision of SpinCo Services to Parent pursuant to the terms of this Agreement or paid by SpinCo on behalf of Parent.

4.3 Invoices.

(a) Parent will invoice SpinCo in U.S. dollars in accordance with Schedule A for any fees and out-of-pocket expenses payable by SpinCo pursuant to this Agreement. SpinCo shall pay each such invoice received by electronic funds transfer within the time frame set forth on Schedule A with respect to the applicable invoice.

(b) SpinCo will invoice Parent in U.S. dollars in accordance with Schedule B for any fees and out-of-pocket expenses payable by Parent pursuant to this Agreement. Parent shall pay each such invoice received by electronic funds transfer within the time frame set forth on Schedule B with respect to the applicable invoice.

4.4 Late Payment. Any amount not paid when due shall be subject to a late payment fee computed daily at a rate equal to the Applicable Rate. Notwithstanding the foregoing, in the event a party disputes the accuracy of any invoice, a party shall pay the undisputed portion of such invoice as provided herein, and the parties hereto will promptly meet and seek to resolve the disputed amount of the invoice. Each party agrees to pay the other party’s reasonable attorneys’ fees and other costs incurred in collection of any amounts owed to such other party hereunder and not paid when due. Notwithstanding anything to the contrary contained herein, in the event either party fails to make a payment when due hereunder, and such failure continues for a period of 30 days following delivery of written notice to such non-paying party of such failure, the other party shall have the right to cease provision of Services to such non-paying party until such overdue payment (and any applicable late payment fee accrued with respect thereto) is paid in full. Such right of the party providing Services shall not in any manner limit or prejudice any of such party’s other rights or remedies in the event of the non-paying party’s failure to make payments when due hereunder, including any rights or remedies pursuant to Section 7.

4.5 Fees, Etc. Upon Termination of Services. In the event of a termination of Services pursuant to Section 7.1, with respect to the calendar month in which such Services cease to be provided (the “Termination Month”), the recipient of such Services shall be obligated to pay a pro rata share of the fee for such Service set forth on Schedule A or Schedule B, as applicable, equal to the product of (a) the fee set forth on Schedule A or Schedule B, as applicable, multiplied by (b) a fraction, the numerator of which is the number of days in the Termination Month such Services are provided, and the denominator of which is 30.

SECTION 5. LIABILITY; INDEMNIFICATION.

5.1 Indemnification by Recipient.

(a) SpinCo agrees to indemnify, defend and hold Parent harmless from and against any Loss to which Parent may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by Parent of Parent Services, other than Losses resulting from Parent’s willful misconduct or material breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, SpinCo shall not be liable under this Section 5.1 for any consequential, special or punitive damages (including lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third-Party Claim (as defined in the Distribution Agreement).

(b) Parent agrees to indemnify, defend and hold SpinCo harmless from and against any Loss to which SpinCo may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by SpinCo of SpinCo Services, other than Losses resulting from SpinCo’s willful misconduct or material breach of its obligations pursuant to this

Agreement. Notwithstanding any provision in this Agreement to the contrary, Parent shall not be liable under this Section 5.1 for any consequential, special or punitive damages (including lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third-Party Claim (as defined in the Distribution Agreement).

5.2 Indemnification by Provider.

(a) Parent agrees to indemnify, defend and hold SpinCo harmless from and against any Loss to which SpinCo may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by Parent of Parent Services to SpinCo where such Losses resulted from Parent’s willful misconduct or material breach of its obligations pursuant to this Agreement.

(b) SpinCo agrees to indemnify, defend and hold Parent harmless from and against any Loss to which Parent may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by SpinCo of SpinCo Services to Parent where such Losses resulted from SpinCo’s willful misconduct or material breach of its obligations pursuant to this Agreement.

5.3 Procedures for Indemnification. Any indemnification claims made hereunder shall be made in accordance with Article III of the Distribution Agreement.

5.4 Limitation of Liability. A breach of the Standard of Care not involving willful misconduct shall not constitute a material breach of a party’s obligations for purposes of Section 5.1 or Section 5.2. In the event of the provision of Services in breach of the Standard of Care not involving willful misconduct, the sole remedy of the claiming party shall be that, at the option of the claiming party, the breaching party shall either: (a) perform again the particular Service performed in breach of the Standard of Care at no cost to the other party or (b) give the other party a refund of the portion of the Service fees attributable to the cost of performance of the Service provided in breach of the Standard of Care.

SECTION 6. CONFIDENTIALITY.

Subject to Section 8 of this Agreement, each party shall keep confidential the Schedules to this Agreement and all information received from the other party regarding the Services, including any information received with respect to Parent or SpinCo, and to use such information only for the purposes set forth in this Agreement unless otherwise agreed to in writing by the party from which such information was received. In the event a party is required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any confidential information provided pursuant to this Agreement, the party shall provide the other party with prompt notice of such requirement in order to afford the other party an opportunity to seek an appropriate protective order or other remedy. However, if the other party is unable to obtain or does not seek such protective order and the party required to disclose the confidential information is, in the opinion of its counsel, legally compelled to disclose such confidential information, disclosure of such information may be made without liability under this Agreement.

The covenants in this Section 6 shall survive any termination of this Agreement indefinitely with respect to information qualifying as a trade secret under applicable law and for a period of three years from the date such termination becomes effective with respect to all other information.

SECTION 7. TERM.

7.1 Duration.

(a) Subject to Sections 6, 7.2, 7.3 and 7.4, the term of this Agreement shall commence on the date hereof and shall continue in full force and effect with respect to each Service until the earlier of (i) the expiration of the duration or term period assigned to such Service on Schedule A or Schedule B (if no duration or term period is assigned to such Service on Schedule A or Schedule B, then the expiration date for such Service shall be the eighteen month anniversary of the date hereof), or (ii) the termination of such Service in accordance with Section 7.1(b).

(b) Each party acknowledges that the purpose of this Agreement is for Parent to provide the Parent Services to SpinCo on an interim basis until SpinCo can perform the Parent Services for itself, and for SpinCo to provide the SpinCo Services to Parent on an interim basis until Parent can perform the SpinCo Services for itself. Accordingly, each of Parent and SpinCo shall use its commercially reasonable efforts to make or obtain such approvals, permits and licenses and implement such systems, as shall be necessary for it to provide the appropriate Services for itself as promptly as practicable. As SpinCo becomes self-sufficient or engages other sources to provide any Parent Service, SpinCo shall be entitled to release Parent from providing any or all of the Parent Services hereunder by delivering a written notice thereof to Parent at least 30 days prior to the effective date of release of such Parent Service(s). At the end of such 30 day period (or such shorter period as may be agreed by the parties), Parent shall discontinue the provision of the Parent Services specified in such notice and any such Parent Services shall be excluded from this Agreement, and Schedule A shall be deemed to be amended accordingly. As Parent becomes self-sufficient or engages other sources to provide any SpinCo Service, Parent shall be entitled to release SpinCo from providing any or all of the SpinCo Services hereunder by delivering a written notice thereof to SpinCo at least 30 days. At the end of such 30 day period (or such shorter period as may be agreed by the parties), SpinCo shall discontinue the provision of the SpinCo Services specified in such notice and any such SpinCo Services shall be excluded from this Agreement, and Schedule B shall be deemed to be amended accordingly. Notwithstanding anything contained herein to the contrary, if SpinCo delivers a notice under this Section 7.1(b) with respect to Parent Services provided under the heading “Employee Benefits” or “ADP” on Schedule A, then SpinCo shall reimburse Parent for the reasonable incremental out-of-pocket costs and expenses incurred by Parent as a result of such action by SpinCo.

7.2 Early Termination by Parent.

(a) Parent may terminate this Agreement by giving written notice to SpinCo if SpinCo shall default in the performance of any of its material obligations under, or breach any of its warranties set forth in, this Agreement, and such default or breach shall continue and not be remedied for a period of 30 days after Parent has given written notice to SpinCo specifying such default or breach and requiring it to be remedied.

(b) In lieu of exercising any rights it may have under Section 7.2(a) above, Parent may terminate the provision of any SpinCo Service (and Schedule B shall be deemed amended accordingly) by giving written notice to SpinCo if SpinCo shall default in the performance of any of its material obligations with respect to such SpinCo Service, and such default shall continue and not be remedied for a period of 30 days after Parent has given written notice to SpinCo specifying such default and requiring it to be remedied.

7.3 Early Termination by SpinCo.

(a) SpinCo may terminate this Agreement by giving written notice to Parent if Parent shall default in the performance of any of its material obligations under, or breach any of its warranties set forth in, this Agreement and such default or breach shall continue and not be remedied for a period of 30 days after SpinCo has given written notice to Parent specifying such default or breach and requiring it to be remedied.

(b) In lieu of exercising any rights it may have under Section 7.3(a) above, SpinCo may terminate the provision of any Parent Service (and Schedule A shall be deemed amended accordingly) by giving written notice to Parent if Parent shall default in the performance of any of its material obligations with respect to such Parent Service, and such default shall continue and not be remedied for a period of 30 days after SpinCo has given written notice to Parent specifying such default and requiring it to be remedied.

7.4 Suspension Due to Force Majeure. In the event the performance by SpinCo or Parent of their respective duties or obligations hereunder is interrupted or interfered with by reason of any cause beyond its reasonable control, including fire, storm, flood, earthquake, explosion, war, strike or labor disruption, rebellion, insurrection, quarantine, act of God, boycott, embargo, shortage or unavailability of supplies, riot, or governmental law, regulation or edict (collectively, the “Force Majeure Events”), the party affected by such Force Majeure Event shall not be deemed to be in default of this Agreement by reason of its nonperformance due to such Force Majeure Event, but shall give prompt written notice to the other party of the Force Majeure Event. The party affected by the Force Majeure Event shall cooperate with the other party in obtaining, at the other party’s sole expense, an alternative source for the affected Services, and the other party shall be released from any payment obligation to the party affected by the Force Majeure Event with respect to such Services during the period of such Force Majeure Event. Additionally, upon and during the occurrence of a Force Majeure Event, at the sole option of the party receiving the Services affected by the Force Majeure Event, the term of this Agreement shall be tolled with respect to any Services that are not being provided by a third party.

7.5 Consequences on Termination. In the event this Agreement expires or is terminated in accordance with this Section 7, then (a) all Services to be provided will promptly cease, (b) each of Parent and SpinCo shall promptly return all confidential information received from the other party in connection with this Agreement (including the return of all information received with respect to the Services or products of Parent or SpinCo, as the case may be), without retaining a copy thereof, and (c) each of Parent and SpinCo shall honor all credits and make any accrued and unpaid payment to the other party as required pursuant to the terms of this Agreement, and no rights already accrued hereunder shall be affected.

SECTION 8. RECORDS; SOX ACCESS.

(a) Retention of Records. Each of the parties shall create and, for a period of six (6) years after the termination or expiration of this Agreement, maintain full and accurate books in connection with the provision of the Services, and all other records relevant to this Agreement, and upon reasonable notice from the other party shall make available for inspection and copy by such other party’s agents such records during reasonable business hours.

(b) SOX Access.

(i)	Upon request of either party, with reasonable advance notice, the non-requesting party shall provide reasonable access to its books, records, accountants, accountants’ work papers, personnel and facilities for the purpose of the requesting party’s testing and verification of the effectiveness of the other party’s controls with respect to the Services as is reasonably necessary to enable the management of the requesting party to comply with its obligations under §404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (collectively, “SOX §404”) and to enable the requesting party’s independent public accounting firm to attest to and report on the assessment of the management of the requesting party in accordance with SOX §404 and Auditing Standard No. 2, or as required by the requesting party’s external auditors. In lieu of providing such access, a party may, in its sole discretion, instead furnish the requesting party with a type II SAS 70 report. A party is not required to furnish a requesting party access to any information other than information that relates specifically to the Services.

(ii)	Without limiting the generality of, and in order to give effect to, the foregoing provisions of Section 8(b)(i):

A.	the parties will cooperate, prior to the Distribution Date and from time to time thereafter, to identify the significant processes of each other for purposes of Auditing Standard No. 2 and used by a party in connection with the provision of the Services to each other under this Agreement;

B.	to the extent not already in place, the parties will develop and maintain comprehensive procedures to adequately test, evaluate and document the design and effectiveness of its controls over their significant processes;

C.	in the event any deficiencies are found as a result of the testing, the parties will cooperate in good faith to develop and implement commercially reasonable action plans and timetables to remedy such deficiencies and/or implement adequate compensating controls;

D.	in connection with providing the access contemplated by Section 8(b)(i), the parties will cooperate and assist their respective auditors in performing any process walkthroughs and process testing that such auditors may reasonably request of the significant processes; and

E.	in the event that Sections 8(b)(ii)A-D do not reasonably enable a party to comply with its obligations under SOX §404 and enable a party’s registered public accounting firm to attest to and report on the assessment by the management of the party in accordance with SOX §404 and Auditing Standard No. 2, then upon reasonable notice, a party will be permitted to conduct, at its own expense, an independent audit of the other party’s controls with respect to the Services solely to the extent necessary to accomplish such purpose or purposes.

SECTION 9. DISPUTE RESOLUTION.

9.1 Dispute Resolution under Distribution Agreement. Any dispute arising out of or relating to the performance, breach or interpretation of this Agreement shall be handled in accordance with Article V of the Distribution Agreement.

9.2 Continuity of Service and Performance. Unless otherwise agreed herein or in writing, the parties will continue to provide Services and honor all other commitments under this Agreement and each Ancillary Agreement (as defined in the Distribution Agreement) during the course of dispute resolution pursuant to the provisions of this Section 9 with respect to all matters not subject to such dispute, controversy or claim.

SECTION 10. NOTICES.

All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) (and, as a courtesy and not a requirement, shall also be sent by electronic message transmission) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Parent:

Acuity Brands, Inc.

1170 Peachtree Street, N.E.

Suite 2400

Atlanta, Georgia 30309

Attention: General Counsel

Telephone: 404-853-1400

Email:

To SpinCo:

Zep Inc.

4401 Northside Parkway

Suite 700

Atlanta, Georgia 30327

Attention: General Counsel

Telephone: 404-352-1680

Email:

SECTION 11. MISCELLANEOUS.

11.1 Waivers, Modifications, Amendments. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by SpinCo, on the one hand, and Parent, on the other hand, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and in addition to other or further remedies provided by law or equity.

11.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF GEORGIA.

11.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person, corporation, partnership or other entity or any circumstance, is invalid and unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, corporations, partnerships or other entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any jurisdiction.

11.4 Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Sections and Schedules shall be deemed references to Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement. This Agreement shall not be construed against either party as the principal drafter hereof.

11.5 Entire Agreement. This Agreement (including all Schedules hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

11.6 Assignment. Neither Parent nor SpinCo may, directly or indirectly, assign or subcontract, or attempt to assign or subcontract, any of its rights or obligations hereunder, in whole or in part, by operation of law or otherwise, except as contemplated by Schedule A or Schedule B or except with the prior written consent of the other party; it being understood that such consent shall not be unreasonably withheld if Parent or SpinCo assigns or subcontracts the Agreement to one of its Affiliates (as defined in the Distribution Agreement) with the financial and other resources and expertise to perform all of the obligations of such party hereunder. Any attempted assignment or delegation not in compliance with the forgoing shall be null and void and of no effect. Nothing contained herein shall prevent a party from providing Services through or with the assistance of third parties whom such party regularly used to provide such Services prior to the date hereof.

11.7 Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns, if any, and except as provided herein, shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, if any.

11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

11.9 No Agency or Partnership. In performing Services, each party providing Services is an independent contractor for the other party and has no authority to bind recipient of the Services. Nothing in this Agreement will create, or will be deemed to create, a partnership, joint venture or the relationship of principal and agent or of employer and employee between the parties.

11.10 Provisions Unaffected. Nothing contained in this Agreement shall affect the rights and obligations of Parent and SpinCo pursuant to the Distribution Agreement.

[Signature begin on the next page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of the parties as of the date first herein above written.

ACUITY BRANDS, INC.

By:
Name:
Title:

ZEP INC.

By:
Name:
Title: